Exhibit k.3

FORM OF ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT, made as of the [—] day of [—], 2011 between DUFF & PHELPS GLOBAL UTILITY INCOME FUND INC., a Maryland corporation (the “Fund”), and VP DISTRIBUTORS, INC., a Connecticut corporation (the “Administrator”).

WITNESSETH:

WHEREAS, the Fund is a diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund wishes to retain the Administrator to perform the administrative services contemplated by this Agreement to the Fund.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Administrator. The Fund hereby retains the Administrator to act as administrator of the Fund, subject to the supervision and direction of the Board of Directors of the Fund (the “Board”), as herein set forth. The Administrator shall perform or arrange for the performance of, in cooperation with the Fund’s accounting or sub-accounting agent, or otherwise, the following administrative services:

(a)	Calculate and publish, or arrange for the calculation and publication of, the Fund’s net asset value in accordance with the Fund’s policies as adopted from time to time by the Board;

(b)	Maintain, or arrange for the maintenance of, certain books and records of the Fund, as mutually agreed upon between the parties hereto, in compliance with applicable provisions of the Investment Company Act;

(c)	Provide the Fund with administrative offices and data processing facilities as well as the services of persons competent to perform such administrative functions as are necessary to provide effective operation of the Fund;

(d)	Maintain the Fund’s expense budget and monitor expense accruals;

(e)	Arrange for payment of the Fund’s expenses, which may include calculation of various contractual expenses of the Fund’s service providers, and the review and approval of invoices for the Fund’s account and submission to an officer of the Fund for authorization of payment;

(f)	Oversee and review calculations of fees paid to Duff & Phelps Investment Management Co. (the “Adviser”), the Administrator, the Fund’s transfer agent, the Fund’s dividend reinvestment plan agent and the Fund’s custodian;

(g)	Compute the Fund’s yield, total return, expense ratios and portfolio turnover rate as well as various statistical data as reasonably requested;

(h)	Perform periodic analysis of available net investment income to assist the Adviser in managing the Fund’s dividend policy;

(i)	Prepare, for review and approval by officers of the Fund, financial information for the Fund’s quarterly, semi-annual and annual reports;

(j)	Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Adviser or the Fund’s custodian, legal counsel or independent accountants;

(k)	Provide the Fund’s legal counsel with such financial and other information as may be required in connection with the preparation of proxy statements and registration statements of the Fund;

(l)	Coordinate the fiscal year-end and excise tax related matters. Provide the Fund’s independent accountants with financial information relating to the Fund to assist with the completion of the Fund’s federal, state and local income tax returns, and any other required tax and information returns;

(m)	Prepare, for review by an officer of the Fund, the Fund’s periodic financial reports required to be filed with the Securities and Exchange Commission (the “SEC”) on Form N-CSR, Form

N-SAR and Form N-Q and such other reports, forms or filings, as may be mutually agreed upon;

(n)	Prepare and file Forms 3, 4 and 5 as required by section 30(h) of the Investment Company Act, upon receipt of information from the Fund’s directors and officers;

(o)	Prepare such financial information and reports as may be required by any stock exchange or exchanges on which the Fund’s shares are listed, and such other information and reports required by such stock exchanges as may be mutually agreed upon;

(p)	Prepare reports related to the Fund’s preferred stock and borrowings, if any, as required by rating agencies and/or any banks as may be mutually agreed upon;

(q)	Coordinate the performance of administrative and professional services rendered to the Fund by others, including its custodian, accounting agent, registrar, transfer agent, dividend disbursing agent and dividend reinvestment plan agent, as well as auditing and such other services as may from time to time be mutually agreed;

(r)	Coordinate preparation of Board materials and create and distribute Board books;

(s)	Draft minutes of meetings of the Board and committees of the Board and maintain final versions of such minutes;

(t)	Consult as necessary with the Fund’s officers, independent accountants, legal counsel, custodian and transfer and dividend disbursing agent in establishing the accounting policies of the Fund;

(u)	Oversee implementation of any dividend reinvestment or stock purchase plans authorized by the Board and refer requests for transactions under such plans to the Fund’s dividend reinvestment plan agent;

(v)	Provide such assistance to the Adviser, the Fund’s custodian and the Fund’s legal counsel and independent accountants as generally may reasonably be required to properly carry on the business and operations of the Fund;

(w)	Respond to, or refer to the Adviser, the Fund’s officers, other service providers to the Fund or other appropriate persons, inquiries from shareholders or other persons relating to the Fund;

(x)	Provide such certifications as the Fund shall reasonably require in connection with the administrative services provided hereunder to assist the appropriate officers of the Fund in providing the certifications required under sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the implementing regulations of the SEC;

(y)	Provide such assistance to the Adviser as may reasonably be required to ensure compliance with the Fund’s investment policies and restrictions, the federal securities laws and regulations promulgated thereunder, and the Internal Revenue Code and regulations promulgated thereunder;

(z)	Arrange for the services of persons who may serve as officers of the Fund, if approved and appointed by the Board in its sole discretion; and

(aa)	Monitor class action securities litigation and SEC and other governmental enforcement actions with respect to which the Fund is eligible to file claims, and file such claims on behalf of the Fund.

The Fund agrees to deliver or to use commercially reasonable efforts to cause to be delivered, on a timely basis, such information to the Administrator as may be necessary or appropriate for the Administrator’s performance of its duties and responsibilities hereunder, including but not limited to, daily records of transactions, valuation of investments (which may be based on information provided by a pricing service) and expenses borne by the Fund, letters to shareholders from the Fund’s management and such other information necessary for the Administrator to prepare the above referenced reports and filings, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

All services are to be furnished through the medium of any officer or employee of the Administrator as the Administrator deems appropriate in order to fulfill its obligations hereunder.

2.	Expenses. Except as otherwise set forth herein, the Administrator shall bear all expenses necessary to perform its obligations under this Agreement. All other expenses of the Fund shall be the responsibility of the Fund or, to the extent provided in the Investment Advisory Agreement between the Fund and the Adviser, the Adviser. In addition to the fees of the Administrator and the Adviser, expenses to be borne by the Fund shall include, without limitation: (i) all expenses for services rendered by one or more custodians designated by the Fund from time to time for the safekeeping of the Fund’s securities or other property, for keeping its books of account, for any other charges of the custodian and for the Fund’s accounting or sub-accounting agent, if any; (ii) all charges of the Fund’s transfer agents and registrars, its dividend disbursing, dividend reinvestment, redemption and remarketing agents, its foreign tax agents, and any pricing services retained to aid in the valuation and fair valuation of securities of the Fund, if any; (iii) all charges of legal counsel and of independent auditors; (iv) all compensation of directors other than those affiliated with the Administrator and all expenses incurred in connection with their services to the Fund, including costs associated with setting up electronic access to Board and committee meeting materials for such directors; (v) all expenses of filings with the Securities and Exchange Commission; (vi) all expenses of publication of notices and reports to shareholders; (vii) all expenses of proxy solicitations of the Fund or the Board; (viii) all expenses of printing of the Fund’s prospectus and registration statement and mailing copies of the prospectus; (ix) all costs of registering shares of the Fund under the federal securities laws; (x) all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign; (xi) all expenses of printing and mailing certificates for shares of the Fund; (xii) all costs of listing the Fund’s shares on the New York Stock Exchange or other exchange; (xiii) all expenses of fidelity bond and insurance coverage required by law or deemed advisable by the Board; (xiv) all expenses of maintaining the registration of the Fund under the Investment Company Act; (xv) all interest costs on obligations incurred by the Fund and all dividends on preferred stock, if any, of the Fund; (xvi) all costs of conducting repurchase offers for the purpose of repurchasing shares of the Fund; (xvii) all fees, dues and expenses incurred by the Fund in connection with membership in any trade association or other investment company organization; (xviii) all costs of litigation (except for any costs for which the Administrator is liable under Section 4 hereof); and (xix) all annual meeting costs; (xx) all expenses to prepare, print and mail materials for meetings of the Board and meetings of any committees of the Board; and (xxi) all miscellaneous, extraordinary or non-recurring expenses.

3.	Compensation of the Administrator.

(a)	For the services rendered to the Fund by the Administrator pursuant to this Agreement, the Fund shall pay to the Administrator a monthly fee at an annual rate of one tenth of one percent (0.1%)

of the Average Weekly Net Assets of the Fund, which fee shall be payable with respect to each month on the third Business Day of the next month. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to the actual number of days in such month. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within seven (7) days after the date of termination of this Agreement.

(b)	For purposes of this Paragraph 3:

(i)	The term “Net Assets of the Fund” on any day is defined as the value of (A) the total assets of the Fund minus (B) the sum of (I) all liabilities of the Fund (including, without limitation, the aggregate amount of any outstanding senior securities of the Fund representing indebtedness) and (II) the aggregate involuntary liquidation preference of each class of senior securities of the Fund which is a stock, in each case calculated as of 5:00 p.m. Eastern time on such day or as of such other time or times as the Board may determine in accordance with the provisions of applicable law and of the charter and bylaws of the Fund and with resolutions of the Board as from time to time in force.

(ii)	The term “Average Weekly Net Assets of the Fund” is defined, for any weekly period, as the arithmetic mean of (A) the Net Assets of the Fund on the last Business Day of the week and (B) the Net Assets of the Fund on the last Business Day of the prior week.

(iii)	The term “Business Day” means any day on which the New York Stock Exchange is open for trading.

4.	Limitation of Liability, Indemnification.

(a)	The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of legal counsel, and with respect to the application of generally accepted accounting principles or federal tax accounting principles, apply for and obtain the advice and opinion of accounting experts, at the reasonable expense of the Fund. The Administrator shall obtain prior permission of the Fund before obtaining the advice and opinion of legal or accounting experts at the expense of the Fund, and shall not use any counsel or accounting experts to which the Fund shall reasonably object. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with this subparagraph (a).

(b)	The Administrator shall not be liable to the Fund, for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Fund shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Administrator in or by reason of any pending, threatened or contemplated action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification in respect of any liability to the Administrator, the Fund or its security holders to which the Administrator, as the case may be, would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement. Such expenses shall be paid by the Fund in advance of the final disposition of such matter upon invoice by the Administrator and receipt by the Fund of an undertaking from the Administrator to repay such amounts if it shall ultimately be established that the Administrator is not entitled to payment of such expenses hereunder.

(c)	As used in this Paragraph 4, the term “Administrator” shall include any affiliates of the Administrator performing services for the Fund contemplated hereby, and directors, officers, agents and employees of the Administrator or such affiliates.

5.	Activities of the Administrator. The services of the Administrator hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

6.

Duration and Renewal of this Agreement. Unless terminated as provided in Paragraph 7, this Agreement shall continue in effect until [—], 2013, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those directors who are not interested persons of the Fund or of the Administrator voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board or a vote of the holders of a “majority of the outstanding shares of the Fund” (which term as used throughout this Agreement shall be construed in accordance with the definition of “vote of a majority of the outstanding voting securities of a company” in section 2(a)(42) of the Investment Company Act).

7.	Termination. This Agreement may be terminated at any time, without payment of any penalty, by the Board, or by a vote of the holders of a majority of the outstanding shares of the Fund, upon sixty (60) days’ written notice to the Administrator. This Agreement may be terminated by the Administrator at any time upon sixty (60) days’ written notice to the Fund.

8.	Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board and such amendment is set forth in a written instrument executed by each of the parties hereto.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict, the Investment Company Act shall control.

10.	Counterparts. This Agreement may be executed by the parties hereto in counterparts, and if executed in more than one counterpart, the separate instruments shall constitute one agreement.

11.	Notices. Any notice or other communication required to be given in writing pursuant to this Agreement shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy, facsimile or email, upon confirmation of receipt or (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice: (1) to the Administrator at 100 Pearl Street, Hartford, Connecticut 06103, Attention: Senior Vice President, Fund Administration, with a copy to 100 Pearl Street, Hartford, Connecticut 06103, Attention: Counsel, and (2) to the Fund c/o Duff & Phelps Investment Management Co., 200 South Wacker Drive, Suite 500, Chicago, Illinois 60606, Attention: President.

12.	Entire Agreement. This Agreement sets forth the agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and the Administrator in its capacity as administrator of the Fund. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

13.	No Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other, except that either party may assign the agreement to another party if such assignment is to a party controlling, controlled by or under common control with the assigning party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DUFF & PHELPS GLOBAL UTILITY INCOME FUND INC.

By

Title:

VP DISTRIBUTORS, INC.

By

Title: